Preformed Line Products Announces Repurchase Plan

MAYFIELD VILLAGE, Ohio, Aug. 12, 2015 /PRNewswire/ -- Preformed Line Products Company (the "Company") (Nasdaq: PLPC) today announced that its Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase up to 238,000 of the Company's outstanding Common Shares from time to time on the open market, including through a Rule 10b5-1 plan, or in privately negotiated transactions.

The timing and amount of any shares repurchased, including the terms of any Rule 10b5-1 plan, will be determined by the Company's management based on market conditions, share price, corporate considerations, regulatory requirements and other factors. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of common shares and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company's stock compensation plan and for other corporate purposes.

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters is in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249